Exhibit 10.8

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

AMENDED AND RESTATED

SUPPLY, LICENSE, AND DEVELOPMENT AGREEMENT

THIS AMENDED AND RESTATED SUPPLY, LICENSE AND DEVELOPMENT AGREEMENT (this “Agreement”), is dated as of the 27th day of December, 2005 by and between DIGITAL ANGEL CORPORATION, a Delaware corporation (“Company”), and VERICHIP CORPORATION, a Delaware corporation (“VeriChip”).

RECITALS

WHEREAS, Company and VeriChip (hereinafter referred to collectively as the “Parties”, and individually as a “Party”) previously entered into that certain Supply and License Agreement dated March 4, 2002 (the “Original Supply and License Agreement”), relating to the use of the Developed Products (as defined herein) in humans for security, financial, emergency identification and other applications;

WHEREAS, the U.S. Food and Drug Administration (“FDA”) has (i) cleared the Developed Products for human patient identification and health information (the “Approved Medical Uses”) and (ii) has provided the Company with a letter dated October 17, 2002 which states that FDA approval will not be required for non-healthcare related uses of the Developed Products in humans, as previously provided to VeriChip (the “Approved Non-Medical Uses”);

WHEREAS, Company desires to supply VeriChip with the Developed Products and VeriChip desires to buy the Developed Products for both the Approved Medical Uses and the Approved Non-Medical Uses in humans only;

WHEREAS, Company desires to notify VeriChip of the development of New Products and VeriChip desires to have the right to buy, market and sell New Products, as more specifically described herein; and

WHEREAS, the Parties desire to clarify the circumstances under which VeriChip may have the ability to manufacture or have manufactured the Developed Products and in connection therewith have access to certain of the Company’s Intellectual Property.

NOW THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, and other consideration, the adequacy and sufficiency of which are hereby acknowledged, Company and VeriChip agree to be legally bound as follows:

AGREEMENT

1. Definitions. In addition to the terms defined in the Recitals of this Agreement, the following terms used in this Agreement shall have the following meanings:

(a) The “Act” means the U.S. Food, Drug and Cosmetic Act as amended from time to time and any foreign equivalents.

(b) “Affiliate” of a Party means a person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with, said Party.

(c) “Applicable Laws” shall mean (a) all laws, statutes, constitutions, treaties, rules, regulations, ordinances, codes, guidance, common law, and (b) all judicial, executive, legislative, administrative or military orders, directives, decrees, injunctions, judgments, Permits, agreements, and other legal requirements of, with, or adopted or imposed by any Governmental Authority, now or hereafter in effect and, in each case, as amended from time to time, including, without limitation, any such legal requirements that relate to or govern (i) the manufacture or quality of the Developed Products, (ii) health, safety, industrial hygiene, sanitation, or (iii) conditions on, under, about, or affecting any real property (including the environment).

(d) “Confidential Information” means any information, not generally known, and proprietary to either Party or to a third party, including but not limited to any trade secret information, information relating to pricing, research, customer lists, diagrams, schematics, product development, manufacturing, purchasing, accounting, marketing, merchandising, selling, leasing, finance and business systems and techniques. The term “Confidential Information” does not include information: (i) that by reliable documentary evidence can be shown to have been already lawfully in the possession of the receiving Party through independent means at the time of disclosure thereof; (ii) is or later becomes part of the public domain through no fault of receiving Party; (iii) that by reliable documentary evidence can be shown to have been lawfully received by the receiving Party from a third party having no obligations of confidentiality to the disclosing Party; (iv) is required to be disclosed by law, by order of a governmental agency, or by a court of competent jurisdiction provided that the Party required to disclose such information pursuant to such law or legal process takes reasonable steps to provide the originally disclosing Party with the opportunity to contest such law, order or legal process; or (v) that by reliable documentary evidence can be shown to have been independently developed by the receiving Party its agents or employees having no access to the information otherwise constituting Confidential Information.

(e) The “Developed Products” means the radio frequency identification (RFID) transponder invention, together with related devices, labeling, packaging, and/or reader equipment described on Schedule 1, whether or not such transponder is injected or implanted, and including any Improvements developed during the Term, but not including any New Products, unless such New Products are added to this Agreement as contemplated in Section 3(e) of this Agreement, in which case such New Products will be deemed to be included in the Developed Products.

(f) “Documentation” means existing and any later-developed technical information, know-how and documents associated with the Intellectual Property relating to the Developed Products including, without limitation, manufacturing instructions, schematic diagrams, printed circuit board layouts, parts lists, communication protocol specifications, design specifications (including design logic and flowcharts), technical data, testing specifications, code, user guides, and the like.

(g) The “Exclusive Market” means all applications in which the Developed Products are used for the primary purpose of secure human identification, including, but not limited to, those used as an implantable device.

(h) The “Excluded Market” means applications of Developed Products other than for secure human identification or for any use in a country not included in the Territory.

(i) “Force Majeure Event” means and includes, with respect to each of the Parties, Acts of God, acts or omissions of civil or military authority, fires, strikes, floods, epidemics, riot, war, acts of terrorism, quarantine restrictions, delays in transportation, inability to obtain equipment if not due to the acts or failure to act of a Party or its subcontractors, and prolonged shortage of energy or other supplies beyond the reasonable control of either Party which prevents, in whole or in material part, the performance by one of the Parties of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable.

(j) “Governmental Approvals” means any and all approvals required from a Governmental Authority in accordance with any Applicable Law.

(k) “Governmental Authority” shall mean any federal, state, commonwealth, provincial, local or foreign governmental authority, entity, body, branch, agency, department, bureau, board, commission, officer, official, court, adjudicator, tribunal or other entity, including any agent thereof, exercising executive, legislative, judicial, regulatory, or administrative authority over the manufacture, marketing, pricing, use, or sale of any Developed Product (including any Improvements thereto) including, without limitation, any and all state, commonwealth, provincial, local and foreign equivalents.

(l) “Improvements” means any and all upgrades, enhancements or other improvements made by the Company to the Developed Products during the Term which are associated with the use of the Developed Products in human tissue for the purpose of secure identification.

(m) “Intellectual Property” means all know-how, ideas, concepts, trade secrets, Confidential Information, proprietary information, research, developments, mask works, moral rights, design rights, industrial property rights, rights in and to inventions, Improvements, and as-yet-undeveloped ideas, patent rights, patent applications, patents and any other intellectual property rights in any jurisdiction in the Territory including modifications and other applications using or based upon the resulting technology or required for the use of such technology wherever such concepts, designs, design changes, modifications, research, and developments might apply and which are created, developed, conceived, discovered, collected or prepared pursuant or related to the Developed Products including, but not limited to, patents set forth on Schedule 4 to this Agreement.

(n) “New Products” means microchip products developed by the Company which are primarily intended for use in applications other than secure identification, such as biometric sensing capabilities, and for which any identification capabilities are ancillary to the primary intended use.

(o) “Term” shall have the meaning set forth in Section 5 of this Agreement.

(p) “Territory” shall mean the World.

2. Supply and Purchase Requirements. During the Term, and with respect to the Exclusive Market, Company shall manufacture the Developed Products exclusively for, and shall sell the Developed Products exclusively to, VeriChip and any VeriChip resellers or other nominees within VeriChip’s control (the “VeriChip Group”), and the Company shall use its best efforts to supply, at the time(s) required, all of the requirements of VeriChip and the VeriChip Group for the Developed Products with respect to the Exclusive Market. In the event that Company is unable or unwilling to meet VeriChip’s requirements for Developed Products, Company shall permit VeriChip to obtain additional suppliers and shall permit such additional suppliers to use the Intellectual Property for the sole purpose of meeting VeriChip’s supply requirements, subject to the provisions of Section 11(d) of this Agreement.

All reseller agreements shall contain provisions requiring such resellers to materially comply with provisions corresponding to those set forth in Sections 4, 7, 9, 10, 12 and 15 of this Agreement. In the event that VeriChip requests material changes to the foregoing, or desires to enter into a reseller agreement which does not contain provisions materially corresponding to those set forth in Sections 4, 7, 9, 10, 12 and 15 of this Agreement, VeriChip shall obtain the prior written consent of the Company to such changes or such arrangements, as applicable. During the Term, and with respect to the Exclusive Market, VeriChip shall purchase from Company and cause members of the VeriChip Group and any other resellers to purchase from the Company all of their respective requirements for the Developed Products with respect to the Exclusive Market. Except as otherwise provided below, the cost of each unit of the Developed Products during the Term and the ordering and payment terms shall be as set forth on Schedule 2. During the Term, Company shall not sell any Developed Product, New Product or any product whose principal use is for secure identification applications (either individually or otherwise) to any party other than a member of the VeriChip Group if the Company knows or should know that such party intends to use, market or otherwise sell or provide such products in the Exclusive Market. Company agrees that the covenant contained in the preceding sentence and its exclusive supply obligations as defined herein are conditions precedent to VeriChip’s obligations as defined in this paragraph. VeriChip shall be entitled to seek appropriate injunctive relief (without the requirement of proving actual damages or irreparable harm) if Company breaches its exclusivity obligations.

Each Party shall notify the other Party if such Party learns of (i) any person or entity other than a member of the VeriChip Group marketing the Developed Products in the Exclusive Market or (ii) any party who is or may be infringing upon any of the Intellectual Property. In either such event, the Company shall have an affirmative duty to prosecute and/or defend such violation of this Agreement or infringement, and only if Company refuses to pursue such person or entity, VeriChip shall be entitled to take any and all actions against such persons or entities that are marketing, selling or promoting the sale of Developed Products in violation of this Agreement, and Company shall provide VeriChip such non-financial assistance as may be necessary to pursue such persons or entities, including the right to bring suit in the name of Company either directly or as co-plaintiff.

In addition to the obligations set forth in the preceding paragraph above, if during the Term, to Verichip’s knowledge and upon providing reasonable notice and documentation to the Company, a third party (a “VeriChip Competitor”) makes, uses, sells or offers for sale any product or service *** (a “Competitive Product”), then in order to permit VeriChip to more effectively compete against such Competitive Product, the price of the applicable Developed Products shall be adjusted as follows:

(i) If the parties can determine the wholesale price paid by the VeriChip Competitor (based on VeriChip’s knowledge and reasonable documentation thereof) for the Competitive Product, the Company shall reduce its price for the corresponding Developed Products ***.

(ii) If the parties are unable to determine the wholesale price paid by the VeriChip Competitor for a Competitive Product), the Company shall reduce its price for the corresponding Developed Products ***.

(iii) If the parties cannot agree on the appropriate price reduction pursuant to clauses (i) and (ii) above, the parties shall submit the matter to binding arbitration in the manner set forth in Section 18 below.

(iv) The price reduction referred to in clauses (i) or (ii) above shall remain in place so long as ***; provided, however, that in the event that the Company obtains an injunction against the Competing Product or otherwise prevents the Competing Product from being offered within such territory, the price of the Developed Product shall return to the level in effect prior to the introduction of the Competing Product and, provided that Company (1) engages in legal action to enjoin or prevent such infringement and (2) uses all commercially reasonable efforts to recover the aggregate price reduction granted by the Company pursuant to this paragraph as damages from the VeriChip Competitor, VeriChip shall reimburse the Company for *** the aggregate price reduction granted by the Company pursuant to this paragraph which the Company is unable to recover as damages from such VeriChip Competitor.

(v) In consideration of the price adjustments set forth in this paragraph, the liability of the Company for breaches of representations and warranties set forth in Paragraph 8(a)(i) below *** shall not exceed the profits generated by the Company from sales to VeriChip or the VeriChip Group for the applicable Developed Products.

3. Improvements and New Products.

(a) The Company shall use commercially reasonable efforts to make Improvements to the Developed Products. All such Improvements shall be promptly disclosed to VeriChip. Any such Improvements shall be deemed to be associated with a Developed Product for purposes hereof and the provisions of this Agreement with respect to the Developed Products shall mean the Developed Products together with any Improvements.

***	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

The pricing for any such Improvement shall be negotiated in good faith by the parties hereto using the following criteria only: (i) the increase or decrease in cost of production to Company, (ii) Company’s direct and demonstrable research and development costs of developing the Improvements, (iii) a profit margin consistent with the Developed Products, and (iv) reimbursement for any payments required to be made by the Company to third party licensors if the Company is required to license technology to develop the Improvement.

(b) In the event Company makes any Improvements to the Developed Products which are not requested by VeriChip, Company shall continue to manufacture and supply to VeriChip the previous (unimproved) iteration of the Developed Products.

(c) VeriChip may from time-to-time request that Company make Improvements to the Developed Products including, without limitation, changes to packaging, labeling, transponder color, and the like. The Company shall use commercially reasonable efforts to incorporate the Improvements requested by VeriChip into the Developed Products; provided, however, that (a) VeriChip shall reimburse the Company promptly for all reasonable out-of-pocket expenses (including FDA costs) incurred by the Company in making Improvements as requested by VeriChip, and (b) the Company shall not make any Improvements that are inconsistent with then applicable FDA authorizations without obtaining any required FDA approvals. In the event that Company is unable or unwilling to make an Improvement to meet VeriChip’s request, Company shall permit VeriChip to obtain additional suppliers and shall permit such additional suppliers to use the Intellectual Property for the sole purpose of meeting VeriChip’s requirement for Improvements, subject to the provisions of Section 11(d) of this Agreement. In such event, (i) VeriChip shall have the right to seek any required Governmental Approvals for such Improvement, and (ii) any Improvement so developed shall be the property of VeriChip, provided that VeriChip will make any such Improvement available to Company for license in non-human applications on reasonable and non-discriminatory terms.

(d) If VeriChip desires to use the Company’s transponder other than for implantation into human tissue, VeriChip shall provide not less than 120 days written notice to the Company, and the Company shall have the ability to make changes to the Developed Products necessary for VeriChip’s intended use, which changes will not affect the Developed Products’ functionality.

(e) If VeriChip desires to use the Developed Products for applications in humans other than the Approved Medical Uses or Approved Non-Medical Uses (the “New Uses”), VeriChip shall so notify the Company, and the Company shall use all commercially reasonable efforts to obtain any required Governmental Approvals for such uses, if any. VeriChip shall not use the Developed Products for New Uses unless all required Governmental Approvals have been obtained or the Company has notified VeriChip that no Governmental Approvals are required. VeriChip shall cooperate with the Company in performing all acts related to obtaining required Governmental Approvals, including but not limited to providing marketing and other information related to the New Uses to the Company and joining the Company in the development and implementation of any required clinical studies. VeriChip shall promptly reimburse the Company for all out-of-pocket expenses incurred by the Company in connection with obtaining any Governmental Approvals required for VeriChip’s New Uses. In the event that the Company refuses to seek any required Governmental Approvals, VeriChip shall notify the Company in writing of its desire to seek such Governmental Approvals directly or through its agents, appointees or other third parties, and unless the Company commences the steps necessary to obtain such required Governmental Approvals within thirty (30) days from the date of such notice, VeriChip shall have the right to seek and obtain such required Governmental Approvals in its own name and through use of its own resources, including the use of sub-licensees, OEM manufacturers and other third parties, as may be applicable, provided that VeriChip also agrees to share with the Company any information submitted in connection with obtaining such Governmental Approvals.

(f) Except as provided herein, the license granted by this Agreement to VeriChip shall not apply to New Products. The Company shall promptly disclose any New Products to VeriChip, and if VeriChip desires to market and sell said New Products, the Parties shall negotiate in good faith the terms on which VeriChip shall have the opportunity to market and sell such New Products. For purposes of such negotiation, the Parties acknowledge and agree that the pricing applicable to all New Products should be determined in good faith on the same terms set forth in Section 3(a) with respect to Improvements. In the event the Parties are unable to agree on the terms under which VeriChip shall have the right to market and sell such New Products within 90 days after the Company first notifies VeriChip of the existence of any such New Product, the Company shall have the right to market or sell such New Product, either directly or indirectly, provided that in the event that Company elects to market such New Product through any third party, and such third party offers pricing which is lower than the price last offered by VeriChip, Company shall again offer VeriChip the exclusive right to market the New Product on the terms proposed by the third party. Otherwise, the Company shall have no further obligation to VeriChip. Notwithstanding the foregoing, for so long as VeriChip retains its exclusive right to market the Developed Products in the Exclusive Market, the Company will not authorize the use of New Products for applications which would violate the Exclusive Market.

(g) VeriChip shall have the right to design and build (or cause to be designed and built) its own readers which readers may, but shall not be required to, read Company’s transponders or tags in humans. Company hereby grants VeriChip a fully-paid, royalty-free, perpetual, non-exclusive license to utilize Company’s U.S. Patent Number 5,952,935 for the purpose of designing and constructing, using, selling and offering to sell readers for human applications only.

4. Market and Other Restrictions. VeriChip shall not, either directly or indirectly, promote, rent, lease, sell or authorize the rental, lease or sale of Developed Products, Improvements or New Products in the Excluded Market, but shall not be restricted from licensing its own intellectual property. VeriChip agrees that it will observe the territorial/market restrictions and end user limitations set forth herein for all products covered by this Agreement. VeriChip shall not sell any Developed Product, Improvements or New Product or other product covered by this Agreement (either individually or otherwise) to any party if it knows or should know that such party intends to use, market or otherwise sell or provide such products in the Excluded Market. Further, VeriChip shall not sell any Developed Product, Improvements or New Product to any party if it knows or should know that such party intends to use, market, or otherwise sell or provide such Developed Product, Improvements or New Product for human applications other than for Approved Medical Uses or Approved Non-Medical Uses. VeriChip shall notify the Company if VeriChip learns of any person or entity marketing the Developed Products in the Excluded Market. Company shall be entitled to appropriate injunctive relief if VeriChip breaches its obligations in this paragraph with respect to the Excluded Market and such breach remains uncured following written notice thereof from Company. Notwithstanding anything to the contrary herein, at any time, VeriChip and members of the VeriChip Group shall have the right to purchase, develop, use, have developed, or sell, for themselves and others, products competitive with the Developed Products, provided that such products do not infringe upon the Company’s Intellectual Property.

5. Term and Termination; Loss of Exclusivity – Entire Territory.

(a) The term of this Agreement shall commence on the date of execution and shall continue until March 4, 2013 (the “Term”). Provided that VeriChip continues to meet its purchase obligations hereunder, the Term shall thereafter be automatically renewed on an annual basis until the expiration of the last patents covering any of the Developed Products. Notwithstanding the foregoing, either Party hereto may terminate this Agreement if (i) the other Party shall default in the performance of any obligations hereunder including the payment of money and shall not cure such default within 90 days after receipt of written notice thereof; (ii) a petition of bankruptcy shall be filed by the other Party; or (iii) a petition of bankruptcy shall be filed against the other Party and such petition shall not have been discharged within 30 days after the filing thereof. In the event of any termination as a result of breach by VeriChip hereunder, VeriChip shall be required to immediately pay for any units of the Developed Products that have been ordered, delivered, and not yet paid for.

(b) VeriChip shall retain its exclusive right to distribute the Developed Products for the Term in the Territory provided that the VeriChip Group takes delivery and pays for a minimum number of transponders within each year referenced below (a “Minimum Unit Commitment”) at least equal to the unit levels set forth in Schedule 5 attached hereto:

If during any year VeriChip and the VeriChip Group purchase in excess of the Minimum Unit Commitment for the applicable year, such excess purchases shall be credited towards the Minimum Unit Commitment for the following year or years. Notwithstanding anything contained herein, if VeriChip fails to purchase and pay for the volumes of transponders as indicated above, but is otherwise in compliance with the material terms of this Agreement, Company shall have the option, upon 60 days written notice, to terminate the exclusivity of this Agreement unless within 30 days after such written notice, VeriChip makes sufficient purchases to meet said transponder unit volumes.

The following shall be credited against the Minimum Unit Commitment: (a) Developed Products purchased by the VeriChip Group from the Company, (b) Developed Products purchased by VeriChip from third parties on which VeriChip pays the royalty described in Section 11(d) of this Agreement, and (c) Developed Products purchased by VeriChip from third parties while the payment of royalties is suspended because of the Company’s inability to supply VeriChip’s requirements.

6. Sales Reports. VeriChip shall provide the Company with reports of its sales and marketing activities regarding the Developed Products in the Territory in such detail and with such frequency as is reasonably agreed between the Parties. In addition, VeriChip shall keep and maintain records of its sales of Developed Products. Such records shall be open to inspection from time to time, at reasonable times, as requested by the Company, as soon as practicable after such request and in any event within fifteen (15) business days after such request, by the Company and its officers, agents and other representatives. In addition, the Company will have the right to make or cause to be made an independent examination and/or audit of the books and records of VeriChip relating to its sales of Developed Products. Any such inspection shall be made at the Company’s expense. The records required by this paragraph shall be maintained and available for inspection during the Term. All of the foregoing information shall be deemed to be Confidential Information as described hereinafter.

7. Confidentiality

(a) In furtherance of this Agreement and performance of the duties and obligations arising under this Agreement, each party may make Confidential Information available to the other. During the Term of this Agreement and for a period of three (3) years thereafter, (i) neither Party will use for its own benefit or the benefit of any other person or entity any Confidential Information of the other Party; and (ii) each Party will use all reasonable care, but in no event less care than it takes to protect its own Confidential Information of similar importance, to protect the Confidential Information of the other Party from unauthorized use, disclosure and publication.

(b) The Parties acknowledge that each Party’s Confidential Information is a valuable, special, and unique asset of the respective Party’s business. Each Party hereby further acknowledges that such Confidential Information is the sole and exclusive property of the respective Party, absolutely and forever, and the other Party agrees not to use, copy, disclose, make available or divulge such Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever.

(c) Each of VeriChip and Company respectively assumes full liability hereunder for the actions, statements and representations of its employees, officers, agents and representatives; and agrees to inform each of them of the provisions of this Section 7 and enforce its provisions against each of them.

(d) The Parties mutually agree that the rights protected by this Section 7 are unique and not adequately protected or compensated for by liquidated damages. In the event of a breach, the harmed Party shall be entitled to obtain injunctive relief against the breaching party and otherwise enjoin the breaching party from the use or dissemination of such Confidential Information.

(e) The provisions of this Section shall survive the termination or expiration of this Agreement as provided above.

(f) The Parties agree that all property of one Party that is in the possession of the other Parties at the time of termination of this Agreement, including without limitation, all designs, schematics, documents, reports, manuals, memoranda, computer print-outs, customer lists, and Confidential Information shall be immediately returned to the Parties providing such information.

8. Product Warranties, Limitation of Liability and Indemnification Provisions.

(a) Company hereby warrants that (i) the Company is the owner of the patents set forth on Schedule 4 to this Agreement; (ii) during the term of the patents set forth on Schedule 4 to this Agreement, the Company has not entered into any agreement with any third party which is inconsistent with the terms of this Agreement; (iii) to the best of the Company’s knowledge, the patents set forth on Schedule 4 to this Agreement are valid and enforceable in the Exclusive Market; (iv) to the best of the Company’s knowledge, neither the Company nor its affiliates has rights to any Intellectual Property necessary to the design, development, manufacturing, use, sale or offer for sale of the Developed Products in the Exclusive Market which have not been granted to VeriChip herein, and (v) to the best of the Company’s knowledge, no third party is currently infringing the rights of the Company in any of the patents set forth on Schedule 4 by engaging in sales in the Exclusive Market.

(b) The Developed Products sold by Company to VeriChip (X) shall be free from defects in design, workmanship and materials under normal use and service for a period of 24 months from the date of shipment by Company, and (Y) with respect to Developed Products intended for use in Approved Medical Uses, have been manufactured at a facility that complied in all material respects with the applicable Quality System Regulations under the Act as amended from time to time; provided that in no event shall Company be responsible for rules in relation to Quality System Regulations with respect to labeling, installing and servicing of Developed Products, all such activities being the responsibility of VeriChip.

(c) Company’s sole obligation under the foregoing warranty shall be, at Company’s option, to either repair or replace any Developed Product which fails during this period (and any batch of Products from which such defective Developed Product came, if Company believes other Developed Products within such batch are defective), provided VeriChip has promptly reported the failure to Company in writing, and Company has upon inspection found that such product is, in fact, defective. VeriChip shall obtain instructions and a return material authorization from Company for the return of any item under this warranty provision. Compliance with such instructions shall be a condition precedent to Company’s repair or replacement obligation hereunder. Subject to subsection (d) below, if Company finds the product to be within the warranty period and defective, Company will reimburse VeriChip for the freight cost in returning the product from VeriChip.

(d) The warranties set forth in this Section 8 are contingent upon proper use in the application for which the Developed Products were intended and do not cover Developed Products which have been modified without Company’s approval or which have been subjected to unusual physical or electrical stress or on which the original identification marks have been removed or altered except with VeriChip’s own private label as long as such change does not otherwise alter or affect the Developed Products. This warranty will not apply if adjustment, repair or parts replacement is required due to accident, neglect, misuse of electric power, air conditioners, humidity control, transportation or causes other than ordinary use.

(e) EXCEPT FOR THE EXPRESS WARRANTY STATED ABOVE, COMPANY DISCLAIMS ALL WARRANTIES WITH REGARD TO DEVELOPED PRODUCTS SOLD HEREUNDER, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND THE STATED EXPRESS WARRANTIES ARE IN LIEU OF ALL OBLIGATIONS OR LIABILITIES ON THE PART OF COMPANY FOR DAMAGES. COMPANY SHALL NOT BE LIABLE TO ANY PARTY FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON LOST GOODWILL, LOST RESALE PROFITS, WORK STOPPAGE, OR IMPAIRMENT OF OTHER GOODS OR ARISING OUT OF BREACH OF WARRANTY, BREACH OF CONTRACT, STRICT LIABILITY, OR NEGLIGENCE.

(f) Company shall indemnify and hold harmless VeriChip and the VeriChip Group and their respective agents, directors, officers and employees from and against only those losses, liabilities, judgments, awards, settlements, damages and costs (including reasonable legal fees and expenses), whether based upon tort, breach of contract, breach of warranty (either express or implied) or strict liability (collectively “Damages”) resulting from any claim: (i) for personal injury (including death) or property damage, caused by or arising from defects in design, materials or workmanship of any Developed Product, (ii) that the use, sale, offer for sale and manufacture of any Developed Product or any sub system or part thereof and the methods used to design or manufacture any Developed Product infringe upon or misappropriate the U.S. patent, or any copyright, trademark or trade secret of any third party, (iii) that any Developed Product intended for Approved Medical Uses was manufactured at a facility which did not comply in all material respects with Applicable Laws, (iv) Company’s breach of its obligations, representations, or warranties under this Agreement, and (v) Company’s negligence, errors, or omissions, provided that in no event shall Company’s indemnity obligation extend to claimed non-compliance or non-compliance in fact in relation to Applicable Laws with respect to labeling, installing and servicing of Products, all such activities being the responsibility of VeriChip. Notwithstanding any provision herein to the contrary, Company shall never be responsible, and shall have no indemnity obligation, for any other claims relating to the Developed Products.

(g) VeriChip shall indemnify and hold harmless Company and its agents, directors, officers and employees from and against any and all Damages resulting from: (i) a claim for personal injury (including death) or property damage, caused by or arising from the use of Developed Products in humans, unless the claim arises from a defect in materials or workmanship of the Developed Products, (ii) a claim that the use or sale of any Developed Product does not comply with Applicable Law, (iii) VeriChip’s breach of its obligations, representations, or warranties under this Agreement, and (iv) VeriChip’s negligence, errors, or omissions.

(h) The party desiring indemnification in accordance with Sections 8(b)(iii), (f) or (g) (the “Indemnified Party”) shall promptly notify the other party (the “Indemnifying Party”) of all claims that may be subject to indemnification by it under such Section. If the Indemnified Party fails to provide such notice, the Indemnifying Party will be excused from its indemnity obligation but only to the extent that its position is materially prejudiced by such failure. The Indemnifying Party shall have an affirmative duty to provide a defense to the Indemnified Party. The Indemnified Party will give all reasonable cooperation to the Indemnifying Party in defending or otherwise resolving any such claim. The Indemnifying Party will have full control of the defense of all such claims; provided it is conducting such defense with reasonable diligence. Before settling any such claim, the Indemnifying Party shall obtain the written consent of the Indemnified Party; provided, however, the Indemnifying Party shall have full authority to enter into any settlement or compromise on behalf of the Indemnified Party without the prior written consent of the Indemnified Party if such settlement or compromise (i) involves only the payment by the Indemnifying Party of cash consideration and (ii) does not constitute an admission of liability, culpability or the like as to the Indemnified Party, or otherwise create precedent unreasonably adverse to the Indemnified Party.

9. Marketing and Trademarks. During the Term of this Agreement, VeriChip is hereby granted a license to Company’s trademarks and trade dress so as to assist it in selling the Developed Products and other products that may come within the scope of this Agreement. VeriChip shall not make any statements, claims, representations or warranties regarding the Developed Products that are false, misleading or which violate any Applicable Law. VeriChip acknowledges that in order to avoid the dissemination of unapproved marketing or promotional information, including use of the Company’s trademarks and trade dress, the Company has established a standard operating procedure with respect to the review and approval of labeling and advertising materials (the “Promotional SOP”), a copy of which is attached hereto as Exhibit A and incorporated herein by reference. The Company shall have the right to amend the Promotional SOP from time to time (provided that any such amendment to the Promotional SOP shall not impose additional limitations which adversely affect VeriChip’s ability to market the Developed Products except to the extent necessary to conform to applicable law), and shall promptly provide a copy of such revised SOP to VeriChip. Upon receipt of a revised Promotional SOP by VeriChip, such revised Promotional SOP shall be deemed to be incorporated into this Agreement for all purposes. VeriChip shall provide to Company all advertising and printed materials regarding VeriChip’s sale and marketing of the Developed Products prior to dissemination thereof by submitting Promotional Material Review and Approval Form in the manner contemplated by the Promotional SOP. The Company will promptly review the proposed materials in accordance with the Promotional SOP and will advise VeriChip of its determination whether such proposed materials are acceptable for release, and if the Company determines that such materials are not acceptable for release in the form submitted, shall advise VeriChip in as much detail as practicable of the reasons why such materials are unacceptable. Further, Company shall have the right to review and approve VeriChip’s website materials pertaining to the Developed Products. VeriChip shall maintain ownership of those Intellectual Property rights relating to its Website. VeriChip retains all rights in and to, and Company shall have no right to use, display or refer to, VeriChip’s marks (including the designation “VeriChip”) without VeriChip’s advance written approval, which approval shall not be unreasonably withheld or delayed.

10. Publicity. If either Party wishes to make a public disclosure concerning this Agreement or the relationship established hereunder and such disclosure mentions the other Party by name or description, such other Party shall be provided with an advance copy of the disclosure and shall have five (5) business days within which to approve or disapprove such use of its name or description (including mention of the name of the Developed Product). Approval shall not be unreasonably withheld or delayed by either Party. Absent approval, no public disclosure shall use the name of or otherwise describe such Party except to the extent required by law, or to the extent that the description of the other party is limited to public information about the availability of the Developed Product. Notwithstanding the foregoing, each party acknowledges that the other Party is or is affiliated with, a publicly-traded company, and hereby consents to its disclosure of this Agreement and its relationship with the other Party in its filings with the Securities and Exchange Commission and its disclosures to stockholders; provided, however, that each Party shall use commercially reasonable efforts not to disclose the specific financial terms and conditions of this Agreement except when such disclosure is required by law.

11. The Intellectual Property License.

(a) Subject to the terms of Section 5 hereof, Company hereby grants VeriChip, for the Term, an irrevocable exclusive license to use and market the Developed Products and the related Intellectual Property with respect to the Exclusive Market. All rights in the Developed Products and any of the Company’s related designs, technology or Intellectual Property, other than those granted by this Agreement, are hereby reserved by Company. Upon execution of this Amended and Restated Agreement, Company shall enter into a third party escrow arrangement providing for the escrow of a complete copy of the Documentation, in substantially the form attached hereto as Exhibit B. VeriChip agrees that it will not (i) manufacture the Developed Products, (ii) sublicense the Intellectual Property, or (iii) otherwise transfer its interest in the Intellectual Property to any person or entity other than an Affiliate without prior consent, so long as there has been no Event of Default (as defined below).

(b) VeriChip’s license of Company’s Intellectual Property shall include the right, except as to the Company, to use the Documentation to manufacture or have manufactured, use, sell and offer to sell the Developed Products for the Exclusive Market (i) upon an Event of Default, until such time as the underlying Event of Default has been cured or until expiration of the Term, (ii) in the event of a Force Majeure Event, but only so long as that event continues or so long as Company is unable to supply Developed

Products as a result of said Force Majeure Event or until expiration of the Term, whichever occurs first, or (iii) upon its prior written notice, upon the terms set forth in subsection (d) below. Except as set forth in Section 8, the Company makes no warranties and shall have no indemnification or other obligations with respect to the products produced pursuant to this manufacturing license.

(c) For purposes of this Section 11, an “Event of Default” shall be: (i) material breach by Company of the provisions of Section 2 of this Agreement (Supply and Purchase Requirements) which breach is not cured within 90 days of receiving written notice thereof, or (ii) Company files a petition in bankruptcy, applies for or consents to the appointment of a receiver or trustee, makes an assignment for the benefit of creditors, becomes subject to an attachment of, execution upon, or other judicial seizure of, all or substantially all of its assets, or becomes subject to involuntary proceedings under any bankruptcy or insolvency law (which proceedings are not dismissed within sixty (60) days); provided, however, that, if (x) Company’s breach was due to a Force Majeure Event or (y) Company cures (or in the case of breaches which cannot be cured within such 90 day period, fails to take such steps as are reasonably necessary to commence such cure) such breach within such 90 day period, then there shall be no Event of Default.

(d) In the event that VeriChip desires to have a third party manufacture Developed Products, Improvements or New Products, VeriChip shall have the right to do so upon providing the Company at least ninety (90) days’ prior written notice. In such event, (a) VeriChip shall pay the Company a royalty (the “Royalty”) on each product manufactured by the third party(ies) which would otherwise infringe a valid and enforceable claim of the Company’s patented Intellectual Property in an amount equal to the lesser of: (i) ***, and (ii) if the price of the Developed Product is reduced in accordance with of the provisions of Section 2 above, an amount equal to the Company’s gross margin on the Developed Product following such price reduction (but only during such period of price reduction pursuant to Section 2), (b) VeriChip shall require the third party to sign a confidentiality agreement which shall govern such third party’s use of the Intellectual Property materially consistent with the confidentiality terms contained in Section 7 of this Agreement, (c) VeriChip shall require the third party to periodically report to the Company its manufacturing activities and to permit the Company to inspect the third party’s records from time to time as requested by the Company to verify compliance with the Intellectual Property license, this Agreement and the payment of Royalties, as soon as practicable after such request and in any event within fifteen (15) business days after such request, and (d) VeriChip shall indemnify the Company for any infringements upon or disclosures of the Company’s Intellectual Property by such third party(ies). In consideration of the Royalty, the Company shall provide the same database services for Developed Products manufactured by third parties as for the Developed Products supplied by the Company.

(e) In the event VeriChip is required to incur costs and expenses as a result of any interruption of supply of Developed Products, or Event of Default as aforesasid, then VeriChip may, upon request, obtain reimbursement of said costs or expenses from the Company, provided that (i) VeriChip shall have an affirmative duty to mitigate its damages, and (ii) if VeriChip desires to engage a third party to manufacture the

***	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Developed Products, VeriChip shall (x) notify the Company in advance, (y) require such third party to agree to be bound by the confidentiality and market restrictions set forth in this Agreement, and (z) ensure that such third party’s use of the Intellectual Property is limited solely to manufacturing the Developed Products exclusively for VeriChip. VeriChip shall assist Company, to the extent reasonably requested by Company, and at Company’s expense, in the procurement of any protection or defense of any of Company’s rights to (i) trademarks, (ii) copyrights, and (iii) patents owned by Company that relate to the Developed Products produced pursuant to this Agreement. Company shall assist VeriChip, to the extent reasonably requested by VeriChip, and at VeriChip’s expense, in the procurement of any protection or defense of any of VeriChip’s rights to (i) trademarks, (ii) copyrights, or (iii) patents licensed by VeriChip pursuant hereto. Except as set forth in Section 8, if there shall be an Event of Default and VeriChip shall produce Developed Products pursuant hereto, VeriChip shall assume all responsibility for the Developed Products so produced.

(f) In addition to its indemnification obligations hereunder, in the event the Developed Products, including without limitation any sub system or part thereof, becomes the subject of any claim, action, or allegation of the type specified in Section 8 (f)(ii), the Company shall promptly use all reasonable efforts at its expense: (i) to procure for VeriChip the right to continue using the applicable Developed Products (or the applicable sub system or part thereof); or (ii) if such continued use cannot be so procured, to modify it to become non infringing without adversely affecting its performance or capability; or (iii) if such modification cannot be so implemented at a reasonable cost, to provide substitute products of similar performance and capability acceptable to and approved by VeriChip (which approval shall not be unreasonably withheld or delayed).

(g) Except as set forth in Section 8 of this Agreement, in no event shall VeriChip be liable to the Company for any amounts pursuant to this Agreement or any related maintenance or license agreement for the maintenance or license of the Developed Products, or any sub system or part thereof, after the date, if any, that VeriChip is no longer legally permitted to use the Developed Products..

12. Regulatory Matters.

(a) VeriChip shall have the right, upon reasonable notice to Company and not more frequently than once in any 90 day period and during regular business hours, to inspect and audit the facilities being used by Company (or any third party) for production of the Developed Products to assure compliance by Company with current GMP (21 CFR Part 820) and applicable FDA, ISO 13485, and other rules and regulations and with other provisions of this Agreement. Company shall notify VeriChip immediately of any existing or proposed FDA or other government regulatory inspections or actions relative to products or services supplied to VeriChip by Company. Company shall maintain on file all manufacturing and inspection records of all products supplied to VeriChip for a minimum of seven (7) years unless otherwise agreed in writing. Company shall within ten (10) business days remedy or cause the remedy of any deficiencies which may be noted in any such audit or, if any such deficiencies cannot reasonably be remedied within such ten (10) day period, present to VeriChip a written plan to remedy such deficiencies as soon as possible; and the failure by Company to remedy or cause the remedy of any such deficiencies within such ten (10) day period or to present such a plan within such ten (10) day period and then use its best efforts to remedy or cause the remedy of such deficiencies in accordance with such written plan, as the case may be, shall be deemed a material breach of this Agreement. Company acknowledges that the provisions of this Section 12 granting VeriChip certain audit rights shall in no way relieve Company of any of its obligations under this Agreement, nor shall such provisions require VeriChip to conduct any such audits.

(b) VeriChip and the VeriChip Group will keep and maintain accurate distribution records and other relevant information regarding the customers to whom the Developed Products were sold, including batch numbers and such other information as the Company may reasonably request from time to time. VeriChip shall maintain on file such distribution records for a minimum of seven (7) years unless otherwise agreed in writing, and shall make such records reasonably accessible to Company during such timeframe. Company recognizes and agrees that such documents relating to distribution and sales of products by VeriChip to third parties constitutes Confidential Information of VeriChip and that any such information regarding its customers belongs solely to VeriChip. In the event such information is needed for FDA or other traceability purposes, VeriChip retains the option to either disclose the information to Company so that the Company can effectuate such recall or other FDA action, or implement such recall procedures itself as it relates to its own customers at the Company’s sole cost and expense.

(c) VeriChip, at its sole cost and expense, will investigate all complaints relating to the Developed Products, and shall provide the Company with all documentation regarding any such complaint and VeriChip’s response thereto. Company shall maintain all required complaint files relating to the Developed Products.

(d) Company will immediately communicate to VeriChip verbally and in writing any technical or medical reason that might result in a correction, removal or systematic recall of a Developed Product supplied to VeriChip.

(e) VeriChip shall notify Company promptly of any inspection by any federal, state or local regulatory representative concerning any Developed Products and shall provide Company with a summary of the results of such inspection and such actions, if any, taken to remedy conditions cited in such inspections.

(f) Each party agrees to inform the other party promptly (but in no event later than forty-eight (48) hours after becoming aware of same) of any information concerning any complaint involving a Developed Product or any adverse event as defined in 21 CFR Part 803 and 804) associated with the medical use of the Developed Products, whether or not considered related to the Developed Products. A complaint is any written, electronic or oral communication that alleges deficiencies related to the safety, effectiveness, identity, labeling quality, durability, reliability or performance of a Developed Product after it is released for commercial distribution.

(g) If the adverse reaction is serious, as defined in 21 CFR 314.80 (including an adverse reaction that is fatal or life-threatening, is permanently disabling, requires inpatient hospitalization, or is a congenital anomaly, cancer or overdose), then each party shall notify the other party within twenty-four (24) hours. All notifications to either party shall be by facsimile and on such party’s designated adverse event forms.

(h) If there is a recall or withdrawal of a Developed Product within a particular jurisdiction within the Territory, then VeriChip agrees to stop shipping recalled lots to that jurisdiction immediately, and in no event later than twenty-four (24) hours after VeriChip receives written notification of such recalls or withdrawal. VeriChip shall cooperate fully in any such recall or withdrawal.

(i) VeriChip agrees to cooperate, at its sole cost and expense, with any inspection of a Developed Product shipment conducted by a Governmental Authority.

(j) The Company shall conduct such product recalls and withdrawals as are reasonably requested by VeriChip, at the Company’s expense. In the event that VeriChip determines to conducts any product recalls or withdrawals, VeriChip shall be responsible for its own costs and expenses (including reasonable attorneys’ fees).

(k) VeriChip shall at all times during the Term of the Agreement comply, in all material respects, with all federal and state laws, regulations and orders applicable to its operations as a wholesale and/or retail distributor.

(l) VeriChip agrees not to sponsor or support any clinical study involving Developed Products for applications other than secure, human identification without Company’s prior written consent. VeriChip will inform Company in writing of any research it supports or sponsors involving the Developed Products. Any adverse event that occurs during a clinical study shall be promptly reported by VeriChip to Company.

(m) VeriChip shall participate in annual GMP/Quality Systems training and shall maintain appropriate records of such training.

(n) VeriChip will not sell any Developed Products for Approved Medical Uses where the shelf life of such Developed Products has expired; provided, however, that VeriChip may return such Developed Products to Company for refurbishment and then sell such refurbished Products for Approved Medical Uses. The cost of refurbishing Developed Products will be Company’s current cost, which is *** per unit based on a minimum of 3,000 units, provided that Company will use commercially reasonable efforts to reduce this cost.

13. Data Collection, Warehousing and Management. Company shall set up and operate a computer database to provide data collection, storage, manipulation for a complete identification and retrieval service to the Exclusive Market. If requested by VeriChip, for any, some or all of VeriChip’s customers, Company shall provide data collection, storage, manipulation and retrieval using the standards as described on Schedule 3 and any modifications thereto that are commercially reasonable in light of advancements in technology and changes in the manner in which VeriChip markets the Developed Products. With respect to VeriChip’s customers for

***	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

which Company provides this service, VeriChip shall pay Company a monthly fee equal to 50% of the Services Gross Profit per subscriber. The “Services Gross Profit” means the amount collected by VeriChip from such customers specifically for such data storage, manipulation and retrieval minus VeriChip’s costs of providing such services to such customers (VeriChip may include in its costs the salaries of those VeriChip employees whose sole responsibility is to provide such services). Within 45 days following the end of each fiscal quarter, VeriChip shall send Company such fee for such quarter and a report detailing: (i) the amount collected during such quarter from the VeriChip customers for whom the Company is warehousing data and (ii) VeriChip’s costs in providing the collection, warehousing and retrieval of such data for such customers. The report shall not be required if the Company is not providing any such warehousing services. The Company will have the right to make or cause to be made an independent examination and/or audit of the books and records of VeriChip relating to its Services Gross Profit. Any such inspection shall be made at the Company’s expense, unless such examination and/or audit discloses a shortfall in excess of 5% in the amount paid by VeriChip to the Company, in which case VeriChip shall be responsible for the costs of the examination and/or audit. The records required by this paragraph shall be maintained and available for inspection during the Term.

Notwithstanding anything to the contrary in this Section 13, VeriChip shall have the option, exercisable at any time during the term of this Agreement, to provide written notice to Company that VeriChip wishes to operate the database itself and cease Company’s provision of the database services described herein. Upon transfer of the database to VeriChip, Company shall be relieved of all liability associated with the database and VeriChip hereby agrees to indemnify and hold harmless Company and its agents, directors, officers and employees from and against any and all Damages resulting from VeriChip’s use of the database.

14. No Agency. Neither Party is the agent, legal representative, partner or a joint venturer of the other Party for any purpose and the employees of one Party are not and shall not be deemed employees of the other Party for any purpose.

15. Assignment. Neither Party may assign its rights hereunder without the written consent of the other Party, provided that, even without such written consent, a Party may assign its rights hereunder to an Affiliate of such Party, provided that such Affiliate agrees to be bound by all of the provisions of this Agreement, and provided further that in the event said Affiliate ceases to be an Affiliate of the assigning Party, this Agreement shall revert to the original (assigning) Party without any action of the Parties. This Agreement shall remain in full force and effect in the event of a “change of control” of either Party. For purposes herein “change of control” shall mean (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any affiliate of such Party, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty-one percent (51%) or more of the then outstanding shares of common stock of such Party; (ii) consummation of a reorganization, merger or consolidation or sale (in each case where substantially all of the assets or stock of the Party are transferred) or other disposition of all or substantially all of the assets of such Party; (iii) approval by the shareholders of such Party of a complete liquidation or dissolution of such Party; or (iv) the filing of a bankruptcy petition, or similar act, voluntarily or involuntarily.

16. Notices. Any notice required or permitted to be given with respect to this Agreement shall be deemed given (a) upon receipt when delivered personally, by registered mail return receipt requested or by reputably overnight courier or (b) on completion of apparently successful transmission by a facsimile transmission device that conforms to industry standards applicable at the time and generates automatically a printed diagnostic report with respect to each attempted transmission, in each case directed to the addressee in accordance with the following, provided that the preferred method of providing notice shall be that set forth in clause (a) above:

If to Company:	Digital Angel Corporation 490 East Villaume South St. Paul, Minnesota 55075 U.S.A. Attn: CEO Facsimile Number: 612-455-0413

With a copy to:

Winthrop & Weinstine, P.A. 225 South Sixth Street Suite 3500 Minneapolis, MN 55404 Attention: Philip T. Colton Facsimile Number: 612-604-6800

If to VeriChip:	VeriChip Corporation 1690 South Congress Ave. Suite 200 Delray Beach, Florida 33445 Attention: Chief Financial Officer Facsimile Number:

With a copy to:

Applied Digital Solutions, Inc. 1690 South Congress Ave. Suite 200 Delray Beach, Florida 33445 Attention: General Counsel Facsimile Number: 561-805-8001

Either party may change its address for notices or copies of notice by notice to the other party in accordance with the provisions of this Section.

17.	Governing Law and Language; Jurisdiction and Venue.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

(b) Any claim or action for breach of this Agreement shall be brought in the state or federal courts in the State of Minnesota.

(c) The United Nations Convention on Contracts for the International Sale of Goods shall not apply in construing or interpreting this Agreement, a breach of this Agreement or the relationship between the parties.

18. Dispute Resolution.

(a) Any question, difference or dispute which may arise concerning any matter arising out of or in connection with this Agreement, including, without limitation, (i) the construction, meaning or effect of this Agreement, (ii) to matters where “mutual agreement” or “good faith” or “reasonableness” is required, or (iii) concerning the rights and liabilities of the Parties hereunder shall first be submitted to the then acting Chief Executive Officer of VeriChip and the then acting Chief Executive Officer of the Company who may call on others to advise them as they see fit.

(b) If the discussions under section (a) above should fail to resolve the question, difference or dispute within thirty (30) days, the Parties agree to try in good faith to settle the matter by mediation before a mediator agreed to by the parties. The place of mediation shall be Minnesota. The mediation shall take place not later than thirty days after the failure to resolve the matter pursuant to section (a) above.

(c) Any controversy or claim which cannot be resolved as aforesaid shall be settled by arbitration to be held in the City of St. Paul, Minnesota, administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Arbitration Panel shall consist of three arbitrators. Each party shall select one arbitrator within thirty (30) days from the date of filing of any demand for arbitration and the third arbitrator shall be appointed by the first two arbitrators. It is the parties’ desire that all arbitration be concluded speedily, with the hearing to take place and the award to be made within ninety (90) days of the filing of any demand for arbitration. Judgment upon the award of a majority of the arbitrators shall be binding upon the parties hereto and may be entered in any court having jurisdiction. Specific performance and injunctive relief may be ordered by the award. Costs and attorneys’ fees shall be paid as the arbitrators’ award shall specify. As the sole exception to arbitration, each party shall have the right to obtain injunctive relief, only, from any court having jurisdiction so as to preserve that party’s rights for resolution in any pending or imminent arbitration proceedings; but no such injunction shall prohibit or postpone such arbitration proceedings, and any such injunction may be modified or vacated as a result of the arbitration award.

(d) Notwithstanding the foregoing, and notwithstanding anything to the contrary in this Agreement, any Party may seek immediate injunctive or other interim relief from any court of competent jurisdiction with respect to any matter for which monetary damages would not adequately protect such Party’s interests or otherwise to enforce and protect intellectual property rights owned or licensed to such Party.

19. Amendment. This Agreement may be amended or modified only by a written modification signed by the parties hereto.

20. Unenforceability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

21. Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the subject matter hereto and supersedes and replaces any and all other agreements or understandings, written or oral, between the parties concerning the subject matter hereof, including without limitation any letters of intent or letters of understanding.

22. Remedies Cumulative. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that a party would otherwise have.

23. Counterparts. This Agreement may be executed in a number of counterparts, all of which together shall for all purpose constitute one Agreement, binding on both parties hereto, notwithstanding that both parties may not have signed the same counterpart.

24. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

25. Heading; Disclaimer. The headings or captions used in this Agreement are for reference purposes only and are not intended to be used or relied upon in interpreting or enforcing this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

DIGITAL ANGEL CORPORATION,
a Delaware corporation

By:	/s/ Kevin McGrath
Title:	CEO

VERICHIP CORPORATION, a Delaware corporation

By:	/s/ Kevin McLaughlin
Title:	CEO

SCHEDULE 1

DEVELOPED PRODUCTS

(Attached to and forming a part of the Agreement)

Product	DA price to VeriChip each in quantities of 1
VeriChip TXQ400L 12mm RF/ID tag: 128 bit data capacity, factory encoded unique 16-digit number, introducer, reply card, bar code label, sterile packaged for human applications*	***
Pocket Reader EX	***
2100 Portable Reader	***
Custom-manufactured portal readers	Quote

*	Including the injectable radio frequency transponder for which Company has obtained United States Patent No 5,211,129.

Pocket Reader EX Specifications

Operating Frequency	125 kHz or ISO 134.2 kHz
Case
• Size:	285 mm L x 80 mm W x 32 mm H
• Weight:	406 g
• Color:	RAL 7032
• Material:	ABS Plastic
Operating Temperature:	0°-50°C or 32°-122°F
Humidity:	10 – 90% (non-condensing)
Storage Temperature:	-20° to 65°C or –4° to 149°F
Batteries:	4 size AAA 1.5-volt alkaline batteries
Display:	18-character LCD
Output Port:	Serial field-programmable port
RS 232 Port	Industry Compatible (PC, for example)

***	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule 1 / Page 1

Long-Range Handheld Reader Specifications

Operating Frequency	134.2 kHz
2001F Case
• Weight:	5.0 lbs. 2.3 Kg
• Color:	Yellow/Black
• Material:	Aluminum/Polyurethane
Tabletop Antenna
• Weight:	2.1 lbs. .96 Kg
• Color:	Yellow
• Material:	Polyurethane
Racket Antenna
• Weight:	1.3 lbs. .6 Kg
• Color:	Yellow
• Material:	Polyurethane
Operating Temperature:	-5° to 50°C or 23°-122°F
Humidity:	10 – 90% (non-condensing)
Storage Temperature:	-20° to 65°C or –4° to 149°F
Batteries:	Nickel-metal-hydride 10 cells (12 Vdc)
Display:	2 lines by 16 characters backlight LCD display
RS 232 Port	User defineable COM port baud rate setting at 2400, 9600, 19200 or 57600 BPS

This equipment has been tested and complies with the limits for a “Class A” digital device. pursuant to part 15 of the FCC rules and has CE approval where applicable, UL Information: Battery Charger and power supply are UL approved (110 VAC)

Schedule 1 / Page 2

SCHEDULE 2

PRICE AND TERMS SCHEDULE

(Attached to and forming a part of the Agreement)

1.	ORDERS

1.1 All orders shall each be for not less than US $1,500 total sales value, excluding any applicable taxes.

1.2 All orders for Developed Products shall be in writing and given not less than one (1) month before the date of expected shipment. If production of the quantity ordered is not possible during the time ordered, (i) Company shall immediately notify VeriChip and shall use its best efforts to satisfy the order as quickly as possible, and (ii) Company shall increase its production ability so that if such quantity is ordered thereafter, such order can be produced and delivered. All orders shall be deemed to be upon the terms and conditions of this Agreement which may not be modified by the conditions stated on the orders themselves.

1.3 Any queries concerning an order shall be raised by Company before proceeding to execute the order.

2.	PRICES

2.1 See Schedule 1. Prices for Improvements shall be determined as set forth in Section 3 of the Agreement.

2.2 Except as provided herein, VeriChip shall be liable for all customs duties, sales taxes, and insurance. VeriChip shall not be responsible for any business taxes levied upon Company.

2.3 Pricing is based on FOB Company’s point of shipment. All freight expenses shall be the responsibility of VeriChip.

3.	PACKAGING

Company shall ensure proper packaging of Developed Products to ensure delivery of such products in good order and condition.

4.	EXPORT

At VeriChip’s expense and if required, Company shall apply for any necessary approvals or licenses for the export of Developed Products from the United States and Company shall do all such things and sign all such applications or documents as may be necessary to obtain such approvals or licenses.

5.	DELIVERY

5.1 Company shall procure the delivery of Developed Products F.O.B. Company’s point of shipment to airfreight shipment within four (4) months after the receipt of the order, or the scheduled delivery as specified, whichever is longer.

5.2 VeriChip shall bear all proper costs including freight and insurance in respect of the delivery of Developed Products to VeriChip. Such method of delivery to be in a proper and suitable manner and in accordance with the proper requirements for carriers.

6.	TITLE AND RISK OF LOSS

Title to and risk of loss of the Developed Products shall pass to VeriChip at the time of delivery to the designated carrier.

7.	INVOICES

Company shall on shipping of Developed Products mail to VeriChip an invoice for such product. Each invoice shall specify the contents of each package against separate package numbers.

8.	RETURN OF PRODUCTS

Upon the authorized return of any Developed Products in the same condition as shipped F.O.B. Company’s point of shipment, Company shall reimburse or credit VeriChip for any amounts paid by VeriChip for the purchase price of returned products.

9.	PAYMENTS

9.1 Payment terms are net 60 days after date of invoice (the “Net Due Date”). Payments must be received by Company on or before the Net Due Date and at the location specified on the invoice. In the event VeriChip fails to pay in full the balance due in accordance with the invoice on or before the Net Due Date, Company at its option may suspend further deliveries.

9.2 Under no circumstances will Company be responsible for failure to ship Developed Products due to a Force Majeure Event. Should any such delay occur, Company will use its best efforts to complete the shipment as soon as practicable.

10.	PRODUCT LIABILITY

10.1 At VeriChip’s expense, VeriChip shall maintain product liability insurance with a limit of not less than $1,000,000.00 per occurrence and not less than $ 3,000.000.00 in the annual aggregate, and the Company shall be named as an additional insured. The Company shall be notified in writing at the anniversary of the renewal of such liability insurance policy.

10.2 At Company’s expense, Company shall maintain product liability insurance with a limit of not less than $1,000,000.00 per occurrence and not less than $ 3,000.000.00 in the annual aggregate, and VeriChip shall be named as an additional insured. VeriChip shall be notified in writing at the anniversary of the renewal of such liability insurance policy.

SCHEDULE 3

DATA WAREHOUSING

(Attached to and forming a part of the Agreement)

Global VeriChip Subscriber Registry Hosting Facility

Demonstration System Hosting

Hosting Facility Requirements	Min. Config.
Server System
Internet Connectivity SQL Server 2000
Microsoft Internet Information Server
GVS Registry Software (provided by VeriChip)

Production System Hosting

Hosting Facility Requirements	Min. Config.
Server system (Facility and Server HIPPA -Certified, FDA-Compliant)	Dedicated Server
Internet Connectivity	T1
SQL Server 2000	Storage for up to 30 million customer transactions
Microsoft Internet Information Server
GVS Registry Software (provided by VeriChip)

SCHEDULE 4

PATENTS

(Attached to and forming a part of the Agreement)

1.	5,211,129	Syringe-Implantable Identification Transponder
2.	5,952,935	Programmable Channel Search Reader
3.	6,400,338	Passive Integrated Transponder with Unitary Antenna Core
4.	US2002/0154065 A1	Continuation of Passive Integrated Transponder with Unitary Antenna Core

SCHEDULE 5

MINIMUM PURCHASE COMMITMENTS

(to and forming a part of the Agreement)

Calendar Year 2006	No minimum

Calendar Year 2007	***

Calendar Year 2008	***

Calendar Year 2009	***

Calendar Year 2010	***

Unless the Parties agree to a different Minimum Unit Commitment for Calendar Years 2011 and after, the Minimum Unit Commitment applicable to Calendar Years 2011 and after shall be *** units per year.

***	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.